EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-179002) on Form S-8 of EuroSite Power Inc. of our report dated March 31, 2015, relating to our audit of the consolidated financial statements which appear in the Company's Annual Report on Form 10-K of EuroSite Power Inc. for the year ended December 31, 2014.

/s/ WOLF & COMPANY
Wolf & Company

Boston, Massachusetts
March 31, 2015